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CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No. 1455098

The Registrar of Companies for England and Wales hereby certifies that

RADBOURNE RODEN & CO. LIMITED

having by special resolution changed its name, is now incorporated under the name of

THREE COUNTIES INSURANCE BROKERS LIMITED

Given at Companies House, Cardiff, the 21st January 1998

C01455098K

MRS. L. PARRY

For the Registrar of Companies

COMPANIES HOUSE

HC006B

CERTIFICATE OF INCORPORATION

No.
1455098

I hereby certify that

RADBOURNE RODEN & CO. LIMITED

is this day incorporated under the Companies Acts 1948 to 1976 and that the Company is Limited.

Given under my hand at Cardiff the
18TH OCTOBER 1979

Registrar of Companies